Exhibit 99.1

MEDIA RELEASE

American Campus Communities, Inc. Reports Second Quarter 2019 Financial Results

AUSTIN, Texas -- (BUSINESS WIRE) - July 22, 2019--American Campus Communities, Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2019.

Highlights

▪
Reported net income attributable to ACC of $10.4 million or $0.07 per fully diluted share, versus $46.0 million or $0.33 per fully diluted share in the second quarter 2018. Excluding a $42.3 million net gain from the disposition of real estate in the prior year quarter, net income attributable to ACC would have been $3.7 million for the second quarter 2018.

▪	Increased FFOM per fully diluted share by 7.7 percent to $0.56 or $77.4 million, versus $0.52 per fully diluted share or $72.6 million for the second quarter prior year.

▪	Grew same store net operating income ("NOI") by 3.5 percent over the second quarter 2018 with revenues increasing 3.2 percent and operating expenses increasing 2.9 percent.

▪	Increased same store average physical occupancy to 90.6 percent for the second quarter 2019 compared to 88.4 percent for the second quarter 2018.

▪
Subsequent to quarter end, commenced construction on a third-party on-campus development project at the University of California, Riverside, representing the company’s second phase of development under the multi-phase award.

▪	Issued $400 million of 7-year senior unsecured notes at a yield of 3.347 percent. When including the effect of an interest rate swap, the effective interest rate on the notes is 3.7 percent.

“We continue to be pleased with our core operating performance through the second quarter and I want to thank the American Campus team for their tireless efforts to produce value for our shareholders,” said Bill Bayless, American Campus Communities CEO. “Of course, we still have a lot remaining to complete this year, including the always important final months of the Fall lease-up, ongoing efforts to control operating expenses through our asset management initiatives, and closing third-party development transactions for our university clients.  We are also excited to be opening our 10 new owned, presale and third-party developments this Fall. These living-learning communities represent the latest in innovative designs that incorporate sustainability and affordability while fostering academic and personal success for students.”
Second Quarter Operating Results
Revenues for the 2019 second quarter totaled $217.4 million versus $201.1 million in the second quarter 2018, and operating income for the quarter totaled $37.8 million versus $73.2 million in the prior year second quarter. The increase in revenue was primarily due to growth resulting from an increase in average occupancy and rental rates for the 2018-2019 academic year and development properties completed in 2018. The decrease in operating income was primarily due to a $42.3 million gain from the disposition of real estate in the prior year quarter. Net income for the 2019 second quarter totaled $10.4 million, or $0.07 per fully diluted share, compared with $46.0 million, or $0.33 per fully diluted share for the same quarter in 2018. The decrease in net income as compared to the prior year quarter is primarily due to the $42.3 million gain from the disposition of real estate in the prior year quarter, offset by an increase in revenues, as described above.

FFO for the 2019 second quarter totaled $76.2 million, or $0.55 per fully diluted share, as compared to $65.7 million, or $0.47 per fully diluted share for the same quarter in 2018. FFOM for the 2019 second quarter was $77.4 million, or $0.56 per fully diluted share as compared to $72.6 million, or $0.52 per fully diluted share for the same quarter in 2018. A reconciliation of FFO and FFOM to net income is provided in Table 3.

NOI for same store properties was $106.0 million in the quarter, an increase of 3.5 percent versus $102.5 million in the 2018 second quarter. Same store property revenues increased by 3.2 percent and same store property operating expenses increased by 2.9 percent. NOI for the total owned portfolio increased 8.7 percent to $113.1 million for the quarter from $104.1 million in the comparable period of 2018. A reconciliation of same store NOI to total NOI is provided in Table 4.
Portfolio Update
Developments
The company continues to progress on the construction of its $767.5 million development pipeline and $107.3 million presale development pipeline that includes expected deliveries in Fall 2019 through 2021. These projects are all core Class A assets located on campus or pedestrian to campus in their respective markets and remain on track to meet their targeted stabilized development yield in the range of 6.25 - 6.8 percent for developments and 5.75 - 6.25 percent for presale developments.
Third-Party Services
Subsequent to quarter end, the company closed on financing and commenced construction on a third-party on-campus development project with the University of California, Riverside, which represents the company’s second phase of development under the larger multi-phase award. The company expects to earn $6.7 million in fees throughout the construction period of this phase and expects to provide management services upon the opening of the community in Fall 2021.
Dispositions
During the quarter, the company completed the sale of College Club Townhomes, at Florida A&M University, and subsequent to quarter end the company completed the disposition of Blanton Common, at Valdosta State University, which was surrendered to the lender in satisfaction of the property’s $27.4 million mortgage loan. These non-core properties, located 0.9 and 1.6 miles from small regional universities, were included in larger high-quality portfolio acquisitions in 2005 and 2008, but individually were not consistent with the company’s investment criteria. Proceeds from the transactions, including the forgiveness of debt, totaled $36.9 million.
Capital Markets
In June, the company issued $400 million of senior unsecured notes under its existing shelf registration, which are fully and unconditionally guaranteed by the company. These 7-year notes were issued at 99.704 percent of par value with a coupon of 3.300 percent and a yield of 3.347 percent. When including the effect of an interest rate swap entered into in 2018, the effective interest rate on the notes is 3.7 percent. The notes will mature on July 15, 2026. Moody’s and S&P rated the notes Baa2 and BBB, respectively. Net proceeds from the transaction totaled approximately $394 million, after expenses, and were used to repay borrowings under the company’s revolving credit facility, to fund projects in its current development pipeline and potential acquisitions of student housing properties and for general business purposes.
At-The-Market (ATM) Share Offering Program
The company did not sell any shares under the ATM during the quarter.

2019 Outlook
The company is maintaining its previously stated guidance range for the fiscal year 2019, anticipating that FFO will be in the range of $2.40 to $2.50 per fully diluted share and FFOM will be in the range of $2.35 to $2.45 per fully diluted share. For additional details regarding the company’s 2019 outlook, please see pages S-16 through S-17 of the Supplemental Analyst Package 2Q 2019. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2019 is included in Table 5.
Supplemental Information and Earnings Conference Call
Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.americancampus.com. In addition, the company will host a conference call to discuss second quarter results and the 2019 outlook on Tuesday, July 23, 2019 at 10:00 a.m. ET (9:00 a.m. CT). The conference call may be accessed by dialing 888-317-6003 passcode 5132979, or 412-317-6061 for international participants.
To listen to the live webcast, go to www.americancampus.com at least 15 minutes prior to the call so that required audio software can be downloaded. A replay of the conference call will be available beginning one hour after the end of the call until August 6, 2019 by dialing 877-344-7529 or 412-317-0088 conference number 10132391. Additionally, the replay will be available for one year at www.americancampus.com.
Non-GAAP Financial Measures
The National Association of Real Estate Investment Trusts ("NAREIT") currently defines Funds from Operations ("FFO") as net income or loss attributable to common shares computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from depreciable operating property sales, impairment charges and real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. We also believe it is meaningful to present a measure we refer to as FFO-Modified, or (“FFOM”), which reflects certain adjustments related to the economic performance of our on-campus participating properties and excludes property acquisition costs and other non-cash items, as we determine in good faith. FFO and FFOM should not be considered as alternatives to net income or loss computed in accordance with GAAP as an indicator of our financial performance or to cash flow from operating activities computed in accordance with GAAP as an indicator of our liquidity, nor are these measures indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
The company defines property net operating income (“NOI”) as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.
About American Campus Communities
American Campus Communities, Inc. is the largest owner, manager and developer of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. As of June 30, 2019, American Campus Communities owned 169 student housing properties containing approximately 108,800 beds. Including its owned and third-party managed properties, ACC's total managed portfolio consisted of 203 properties with approximately 133,100 beds. Visit www.americancampus.com.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements under the applicable federal securities law. These statements are based on management’s current expectations and assumptions regarding markets in which American Campus Communities, Inc. (the “Company”) operates, operational strategies, anticipated events and trends, the economy, and other future conditions. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. For discussions of some risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Risk Factors” and under the heading “Business - Forward-looking Statements” and subsequent quarterly reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statements, including our expected 2019 operating results, whether as a result of new information, future events, or otherwise.

Table 1
American Campus Communities, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets

Investments in real estate:
Owned properties, net	$6,676,217	$6,583,397
On-campus participating properties, net	77,390	77,637
Investments in real estate, net	6,753,607	6,661,034

Cash and cash equivalents	51,541	71,238
Restricted cash	37,185	35,279
Student contracts receivable	9,446	8,565
Other assets[1]	531,118	262,730

Total assets	$7,382,897	$7,038,846

Liabilities and equity

Liabilities:
Secured mortgage, construction and bond debt, net	$872,922	$853,084
Unsecured notes, net	1,983,895	1,588,446
Unsecured term loans, net	198,945	198,769
Unsecured revolving credit facility	185,600	387,300
Accounts payable and accrued expenses	67,079	88,767
Operating lease liabilities[2]	285,224	—
Other liabilities[2]	162,437	191,233
Total liabilities	3,756,102	3,307,599

Redeemable noncontrolling interests	185,910	184,446

Equity:
American Campus Communities, Inc. and Subsidiaries stockholders’ equity:
Common stock	1,372	1,370
Additional paid in capital	4,460,412	4,458,240
Common stock held in rabbi trust	(3,368)	(3,092)
Accumulated earnings and dividends	(1,059,633)	(971,070)
Accumulated other comprehensive loss	(18,784)	(4,397)
Total American Campus Communities, Inc. and Subsidiaries stockholders’ equity	3,379,999	3,481,051
Noncontrolling interests – partially owned properties	60,886	65,750
Total equity	3,440,885	3,546,801

Total liabilities and equity	$7,382,897	$7,038,846

1.
For purposes of calculating net asset value ("NAV") at June 30, 2019, the company excludes other assets of approximately $5.4 million related to net deferred financing costs on its revolving credit facility and the net value of in-place leases and approximately $279.3 million of right of use assets associated with new lease accounting guidance that was adopted by the company on January 1, 2019.

2.
For purposes of calculating NAV at June 30, 2019, the company excludes other liabilities of approximately $48.6 million related to deferred revenue and fee income, as well as operating lease liabilities disclosed above associated with new lease accounting guidance that was adopted by the company on January 1, 2019.

Table 2
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Revenues
Owned properties[1]	$203,156	$189,488	$427,575	$395,020
On-campus participating properties[1]	6,396	6,182	17,844	16,625
Third-party development services	3,607	2,202	6,778	3,048
Third-party management services	3,465	2,452	5,776	5,183
Resident services	747	735	1,529	1,592
Total revenues	217,371	201,059	459,502	421,468

Operating expenses
Owned properties1 2	90,763	86,136	182,932	174,196
On-campus participating properties[1]	3,806	3,730	7,763	7,155
Third-party development and management services	4,513	3,544	8,699	7,742
General and administrative[2]	8,115	13,173	15,430	19,872
Depreciation and amortization	68,815	63,537	137,570	128,316
Ground/facility leases	3,236	2,733	6,785	5,575
Loss (gain) from disposition of real estate[3]	282	(42,314)	282	(42,314)
Provision for real estate impairment[4]	—	—	3,201	—
Other operating income	—	(2,648)	—	(2,648)
Total operating expenses	179,530	127,891	362,662	297,894

Operating income	37,841	73,168	96,840	123,574

Nonoperating income (expenses)
Interest income	969	1,243	1,895	2,466
Interest expense	(27,068)	(23,338)	(54,129)	(47,022)
Amortization of deferred financing costs	(1,218)	(2,214)	(2,350)	(3,628)
Loss from early extinguishment of debt	—	(784)	—	(784)
Total nonoperating expenses	(27,317)	(25,093)	(54,584)	(48,968)

Income before income taxes	10,524	48,075	42,256	74,606
Income tax provision[2]	(314)	(2,085)	(678)	(2,366)
Net income	10,210	45,990	41,578	72,240
Net loss (income) attributable to noncontrolling interests	176	19	(1,552)	(304)
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$10,386	$46,009	$40,026	$71,936
Other comprehensive (loss) income
Change in fair value of interest rate swaps and other	(8,593)	180	(14,387)	645
Comprehensive income	$1,793	$46,189	$25,639	$72,581

Net income per share attributable to ACC, Inc. and Subsidiaries common shareholders

Basic and diluted	$0.07	$0.33	$0.28	$0.52

Weighted-average common shares outstanding

Basic	137,268,696	136,677,255	137,185,576	136,599,816

Diluted	138,243,388	137,576,366	138,198,134	137,536,368

1.
The company adopted new lease accounting guidance on January 1, 2019 which required the reclassification of the provision for uncollectible accounts from operating expenses to revenue. The reclassification is reflected on a prospective basis starting in the first quarter 2019. The provision for uncollectible accounts for owned properties was $1.7 million and $1.8 million for the three months ended June 30, 2019 and 2018, respectively, and was $2.8 million and $2.7 million for the six months ended June 30, 2019 and 2018, respectively. The provision for uncollectible accounts for on-campus participating properties for both the three months ended June 30, 2019 and 2018 was $0.1 million. The provision for uncollectible accounts for on-campus participating properties was a $0.7 million benefit and a $0.2 million expense for the six months ended June 30, 2019 and 2018, respectively.

2.
Owned properties operating expenses, general and administrative expenses, and income tax provision for the three and six months ended June 30, 2018 include $0.2 million, $5.8 million, and $1.8 million, respectively, of the company's proportionate share of transaction costs incurred in connection with the closing of the ACC / Allianz joint venture transaction in May 2018.

3.
The three and six months ended June 30, 2019 amounts represent a loss from the disposition of one property in May 2019. The three and six months ended June 30, 2018 amounts represent a gain from the disposition of a portfolio of three properties in May 2018.

4.	Represents an impairment charge recorded for an owned property classified as held for sale as of March 31, 2019 that was sold in May 2019.

Table 3
American Campus Communities, Inc. and Subsidiaries
Consolidated Statements of Funds from Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income attributable to ACC, Inc. and Subsidiaries common stockholders	$10,386	$46,009	$40,026	$71,936
Noncontrolling interests[1]	54	453	214	775
Loss (gain) from disposition of real estate	282	(42,314)	282	(42,314)
Elimination of provision for real estate impairment	—	—	3,201	—
Real estate related depreciation and amortization[2]	65,458	61,571	130,834	125,149
Funds from operations (“FFO”) attributable to common stockholders and OP unitholders	76,180	65,719	174,557	155,546
Elimination of operations of on-campus participating properties
Net loss (income) from on-campus participating properties	1,130	1,218	(2,562)	(2,151)
Amortization of investment in on-campus participating properties	(2,016)	(1,952)	(4,045)	(3,894)
	75,294	64,985	167,950	149,501
Modifications to reflect operational performance of on-campus participating properties
Our share of net cashflow[3]	828	793	1,710	1,588
Management fees and other	408	279	1,228	756
Contribution from on-campus participating properties	1,236	1,072	2,938	2,344

Transaction costs[4]	—	7,818	—	7,818
Elimination of loss from early extinguishment of debt[5]	—	784	—	784
Elimination of gain from litigation settlement[6]	—	(2,648)	—	(2,648)
Elimination of FFO from property in receivership[7]	839	606	1,808	1,195
Funds from operations-modified (“FFOM”) attributable to common stockholders and OP unitholders	$77,369	$72,617	$172,696	$158,994

FFO per share – diluted	$0.55	$0.47	$1.26	$1.12

FFOM per share – diluted	$0.56	$0.52	$1.24	$1.15

Weighted-average common shares outstanding - diluted	138,873,418	138,592,562	138,842,644	138,561,640

1.	The difference from the amount presented in the company’s consolidated statements of comprehensive income represents consolidated joint venture partners’ share of net income.

2.
The difference from the amount presented in the company’s consolidated statements of comprehensive income represents corporate depreciation and consolidated joint venture partners’ share of depreciation. Corporate depreciation and the joint venture partners' share of depreciation for the three months ended June 30, 2019 was $1.2 million and $2.2 million, respectively. Corporate depreciation and the joint venture partners' share of depreciation for the six months ended June 30, 2019 was $2.4 million and $4.3 million, respectively.

3.
50% of the properties’ net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures which is included in ground/facility leases expense in the consolidated statements of comprehensive income (refer to Table 2).

4.
Represents transaction costs incurred in connection with the closing of a real estate joint venture transaction in May 2018, whereby a 45% noncontrolling interest in seven properties was sold to a joint venture partner.

5.
Represents losses associated with the early extinguishment of mortgage loans due to real estate disposition transactions, including the sale of partial ownership interests in properties. Such costs are excluded from gains from disposition of real estate reported in accordance with GAAP.

6.	Represents a gain related to cash proceeds received from a litigation settlement.

7.	Represents FFO for an owned property that was transferred to the lender in July 2019 in settlement of the property's $27.4 million mortgage loan.

Table 4
American Campus Communities, Inc. and Subsidiaries
Owned Properties Results of Operations1
(unaudited, dollars in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	$ Change	% Change	2019	2018	$ Change	% Change
Owned properties revenues
Same store properties	$190,207	$184,281	$5,926	3.2%	$395,576	$383,396	$12,180	3.2%
New properties	12,759	136	12,623		31,317	257	31,060
Sold and held for sale properties[2]	937	3,992	(3,055)		2,211	10,227	(8,016)
Total revenues3 4	$203,903	$188,409	$15,494	8.2%	$429,104	$393,880	$35,224	8.9%
Owned properties operating expenses
Same store properties	$84,175	$81,791	$2,384	2.9%	$169,012	$166,173	$2,839	1.7%
New properties	5,781	191	5,590		11,896	315	11,581
Other[5]	26	344	(318)		135	344	(209)
Sold and held for sale properties2 6	781	1,996	(1,215)		1,889	4,632	(2,743)
Total operating expenses[3]	$90,763	$84,322	$6,441	7.6%	$182,932	$171,464	$11,468	6.7%
Owned properties net operating income
Same store properties	$106,032	$102,490	$3,542	3.5%	$226,564	$217,223	$9,341	4.3%
New properties	6,978	(55)	7,033		19,421	(58)	19,479
Other[5]	(26)	(344)	318		(135)	(344)	209
Sold and held for sale properties2 6	156	1,996	(1,840)		322	5,595	(5,273)
Total net operating income	$113,140	$104,087	$9,053	8.7%	$246,172	$222,416	$23,756	10.7%

1.
The same store grouping above represents properties owned and operating for both of the entire years ended December 31, 2019 and 2018, which are not conducting or planning to conduct substantial development, redevelopment, or repositioning activities, and are not classified as held for sale as of June 30, 2019.

2.	Includes properties sold in 2018 and 2019, and one property that was transferred to the lender in July 2019 in settlement of the property's $27.4 million mortgage loan.

3.
The company adopted new lease accounting guidance on January 1, 2019 which required the reclassification of the provision for uncollectible accounts from operating expenses to revenue starting in the first quarter 2019. To ensure comparability between periods when calculating same store and new property results of operations, the reclassification has also been made for the prior year. See table 2 for the total amounts reclassified from operating expenses to revenue for all properties for both periods presented.

4.	Includes revenues that are reflected as Resident Services Revenue on the accompanying consolidated statements of comprehensive income.

5.
Includes recurring professional fees related to the formation and operation of the ACC / Allianz joint venture that are included in owned properties operating expenses in the consolidated statements of comprehensive income (refer to table 2).

6.	Does not include the allocation of payroll and other administrative costs related to corporate management and oversight.

Table 5
American Campus Communities, Inc. and Subsidiaries
2019 Outlook1
(dollars in thousands, except share and per share data)

	Low	High

Net income[2]	$74,600	$86,700
Noncontrolling interests	900	1,000
Depreciation and amortization	258,200	259,100
Funds from operations (“FFO”)	$333,700	$346,800

Elimination of operations from on-campus participating properties	(14,100)	(13,700)
Contribution from on-campus participating properties	5,500	6,100
Transaction costs[3]	800	800
Funds from operations - modified (“FFOM”)	$325,900	$340,000

Net income per share - diluted	$0.54	$0.62

FFO per share - diluted	$2.40	$2.50

FFOM per share - diluted	$2.35	$2.45

Weighted-average common shares outstanding - diluted	138,866,100	138,866,100

1. The company believes that the financial results for the fiscal year ending December 31, 2019 may be affected by, among other factors:

•	national and regional economic trends and events;

•	the success of leasing the company's owned properties for the 2019-2020 academic year;

•	the timing of acquisitions, dispositions or joint venture activity;

•	interest rate risk;

•	the timing of commencement and completion of construction on owned development projects;

•	the ability of the company to be awarded and the timing of the commencement of construction on third-party development projects;

•	university enrollment, funding and policy trends;

•	the ability of the company to earn third-party management revenues;

•	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense;

•	the ability of the company to integrate acquired properties;

•	the outcome of legal proceedings arising in the normal course of business; and

•	the finalization of property tax rates and assessed values in certain jurisdictions.
2. Does not include any potential gain or loss on sale from anticipated dispositions or the effect of transferring Blanton Common to the lender, as such will be eliminated for the purposes of calculating FFOM.
3. Represents transaction costs related to the closing of two presale development properties.

CONTACT: American Campus Communities, Inc., Austin
Ryan Dennison, 512-732-1000